Exhibit 99.(d)(1)(K)

JOHN HANCOCK FUNDS II

AMENDMENT TO ADVISORY AGREEMENT

AMENDMENT (the “Amendment”) made this 1st day of July, 2017, to the Advisory Agreement dated January 1, 2014, as amended, (the “Agreement”) between John Hancock Funds II, a Massachusetts business trust (the “Trust”) and John Hancock Advisers, LLC, a Delaware limited liability company (“JHA” or the “Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGES IN APPENDIX A

Appendix A of the Agreement relating to the compensation of the Adviser is amended to restate the advisory fee schedules for Blue Chip Growth Fund, Global Bond Fund, Small Cap Growth Fund and Technical Opportunities Fund.

2.	EFFECTIVE DATE

The Amendment shall become effective as of the date of its execution, following approval of the Amendment by the Board of Trustees of John Hancock Funds II.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK FUNDS II

By:	/s/Andrew G. Arnott
Name:	Andrew G. Arnott
Title:	President

JOHN HANCOCK ADVISERS, LLC

By:	/s/Leo Zerilli
Name:	Leo Zerilli
Title:	Senior Vice President and
Chief Investment Officer

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APPENDIX A

ADVISORY FEE SCHEDULES

The Adviser shall serve as investment adviser for each Fund of the Trust listed below.  The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Fund, the fee computed separately for such Fund at an annual rate as follows (the “Adviser Fee”).

The term Aggregate Net Assets in the chart below includes the net assets of a Fund of the Trust.  It also includes with respect to certain Funds as indicated in the chart the net assets of one or more other portfolios, but in each case only for the period during which the subadviser for the Fund also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the subadviser.

For purposes of determining Aggregate Net Assets and calculating the Adviser Fee, the net assets of the Fund and each other fund of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

The Adviser Fee for a Fund shall be based on the applicable annual fee rate for the Fund which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Adviser Fee for each Fund shall be accrued and paid daily to the Adviser for each calendar day.  The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Fund.  Fees shall be paid either by wire transfer or check, as directed by the Adviser.

If, with respect to any Fund, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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Advisory Fee Schedules

Trust Portfolio	Aggregate Net Assets Include the Net Assets of the following funds in addition to the Trust Portfolio	Advisory Fee of the Trust Portfolio

Blue Chip Growth Fund	Blue Chip Growth Trust (JHVIT)
0.825% — first $500 million;
0.800% — between $500 million and $1 billion; and
0.750% — excess over $1 billion*

*When Aggregate Net Assets exceed  $1 billion on any day, the annual rate of advisory fee for that day is 0.750% on all asset levels.

Global Bond Fund	Global Bond Trust (JHVIT)	0.700% - First $1 Billion 0.650% - Excess over $1 Billion

Small Cap Growth Fund	Small Cap Growth Trust (JHVIT)	1.050 - First $50 million 1.000% - Excess over $50 million

Technical Opportunities Fund		0.800% - All Assets

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